Exhibit 6

CONTACT:

Bob Schu                      Jonathan Heit             Paul Albritton
Desmond Towey & Associates    HWH Public Relations      C-Phone Corporation
Phone: (212) 888-7600         Phone:  (212) 355-5049    (212) 395-6100
Fax: (212) 888-7686           Fax: (212) 593-0065       Fax:(910) 395-6108
Email: destowey@aol.com       Email: Jonathan Heit      Email: Paul Albritton


                    C-Phone Signs Agreement With Sprint To Provide Video
                                       Phone Technology

                    Sprint Video Phone Users Will be Able to See as well as
                                 Talk To Friends and Loved Ones

                    WILMINGTON, N.C., December 16, 1997 -- C-Phone Corporation (Nasdaq: CFON) announced today that it has signed an Agreement with Sprint (NYSE: FON) to supply its C-Phone consumer video technology. Sprint is co-branding C-Phone Home(TM), an H.324 set-top videophone, which is manufactured in the United States by C-Phone Corporation. The product operates over a standard telephone line and uses a regular television set to present video and audio during a phone call. The C-Phone product has achieved remarkable new levels of picture quality, affordability and ease of use. People using the C-Phone product will have the ability to see their friends and relatives while talking on the phone. The Sprint/C-Phone video phone program has begun rolling out in selected Sprint local markets.

                    "C-Phone is honored to have been chosen by Sprint as it's supplier of consumer video phone technology," said Daniel Flohr, Chairman and CEO of C- Phone Corporation. "This is a milestone for our Company and we look forward to supporting the Sprint relationship. We know Sprint's local customers will appreciate this new, innovative service."

                    About C-Phone Home

                    The C-Phone Home video phone is a self-contained TV "set-top box" that connects to a standard phone jack and to the TV. The video phone units include a high quality, built-in speakerphone for "hands-free" talking and a wireless remote control for ease of use and one-button dialing. Privacy is assured because each call always starts off as a normal "voice-only" call -- only the receiving party can initiate the video signal. As product enhancements become available, the software in the units can be upgraded over the phone. This C-Phone engineered technology is based on Lucent Technologies' AVP(TM) III Audio/Video Processor. The product is compatible with the H.324 international video standard. A C-Phone Home unit, or any other H.324 compatible unit, is required on the receiving end to complete a video call.

                    About C-Phone Corporation

                    C-Phone Corporation is a North Carolina-based video

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                    communications systems manufacturer. The Company has gained recognition as an innovator and provider of scalable, flexible and easy-to-use, H.320 PC-based video conferencing products and H.324 TV-based video phones for point-to-point and multipoint video calling. The Company's video communications products are currently being used by a broad range of industries. General information about C-Phone Corporation is available from its Web site at www.cphone.com.

                    About Sprint Corporation

                    Sprint is a global communications company -- at the forefront in integrating long-distance, local and wireless communications and is one of the world's largest carriers of Internet traffic. Sprint built and operates the United States' only nationwide, all-digital, fiber-optic network and is the leader in advanced data communications services. Sprint has $14 billion in annual revenues and serves more than 16 million business and residential customers. General information about Sprint Corporation is available from its Web site at www.sprint.com.


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                    C-Phone Corporation, 6714 Netherlands Drive,
                    Wilmington, NC 28405
                    Phone: (910) 395-6100
                    Fax: (910) 395-6108
                    C-Phone Home Video: (910) 395-7824 (For LIVE Video
                    Calls Only)
                    ISDN Video: (910) 772-9146 (Bonding to 6B, 384Kb)
                    Email: cphone@cphone.com

                    Products mentioned herein may be trademarks and/or registered trademarks of their respective companies.

                    Copyright (C) 1997, C-Phone Corporation., All rights reserved.
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